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                                                                    EXHIBIT 99.1


                ALCORN/MGPX OIL & GAS LEASE ACQUISITION AGREEMENT

         THIS AGREEMENT, by and between Alcorn Exploration, Inc., a Texas Corporation (hereinafter referred to as "Alcorn"); Alcorn-Texas Properties, Inc., a Texas Corporation (hereinafter referred to as "Nominee") and MGPX Ventures, Inc. (hereinafter referred to as MGPX), a Nevada Corporation. Alcorn and MGPX are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

WHEREAS, Alcorn is engaged in the business of exploring for oil and gas; producing oil and gas; assembling prospects for the exploration of oil and gas, developing oil and gas properties and purchasing producing oil and gas properties in the State of Texas; and

WHEREAS, Alcorn and MGPX desire to participate in a joint effort to acquire Leasehold Interest in the name of Nominee for the benefit of Alcorn and MGPX within an Area of Interest as hereinafter set forth; and

WHEREAS, it is expected that initial exploration of such Leasehold Interest will be conducted by third parties and primarily with capital provided by such third parties pursuant to exploration agreements entered into by and between Nominee and third parties. The exploration agreements will attempt to retain or acquire an interest in the results of such exploration efforts; and

WHEREAS, in accordance with the terms and conditions herein, the parties may elect to participate in the exploration drilling; and

WHEREAS, Alcorn and Nominee are willing to act on behalf of the parties hereto in furtherance of the purposes and intent of this Agreement and to use their best efforts to acquire Leasehold Interest in promising Prospects in accordance with the terms and conditions of this Agreement for the benefit of the Parties; and

WHEREAS, MGPX is willing to have Alcorn and Nominee act on behalf of the Parties and is willing to provide capital to be expended for the acquisition of Leasehold Interest, related geophysical costs and other costs as stated hereinafter, in furtherance of the purposes and intent of this Agreement; provided MGPX shall be entitled to a return of its invested capital as provided for under the terms of this Agreement; and

WHEREAS, the business of this Agreement shall be carried out in the name of Nominee and legal title to all Leasehold Interest acquired and held for the benefit of Alcorn and MGPX shall be in the name of Nominee.




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NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 As used in this agreement, the following terms have the meanings ascribed:

                  (a) "Agreement" means this Alcorn/MGPX Oil & Gas Lease Acquisition Agreement between Alcorn and MGPX.

                  (b) "Leasehold Interests" means any seismic option; oil, gas or mineral lease or interest therein; fee interest; unleased mineral interest or other oil, gas or mineral right acquired by the Parties hereto pursuant to this Agreement, including any such lease, right or interest acquired or subject to acquisition by the Parties under the terms of any farmout agreement, lease purchase agreement, assignment from third parties, option or any other type of agreement.

                  (c) "Acquisition Account" means the bank account or accounts maintained by Alcorn pursuant to this Agreement.

                  (d) "Prospect Acquisition Costs" means (i) costs of acquiring Leasehold Interest, including but not limited to lease bonuses, bank draft charges, consultants and/or independent contractors, brokerage fees, professional services, title examination, title curative, petroleum data services and other expenses;
                           (ii) Leasehold Interest maintenance costs, including but not limited to records maintenance, annual delay rentals and bank charges; (iii) costs of attorney's fees in connection with the acquisition and/or sale of Leasehold Interest; (iv) geophysical costs and expenses, including but not limited to the acquisition of data, fees and expenses of consultants or independent contractors performing geophysical services and all brokerage fees; (v) cost of geological fees and expenses paid by Alcorn to geological consultants and (vi) marketing costs related to the sale of a Leasehold Interest, including but not limited to reproduction, drafting, travel and all out of pocket expenses.

                  (e) "Acquisition Commitment" means the maximum amount committed by MGPX for Acquisition Costs shall not exceed $3,000,000.00 without the express written consent of MGPX.


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                  (f)      "Alcorn Overhead Cost" means $25,000.00 monthly
                           general and administrative expenses. The Alcorn Overhead Cost will be allocated per diem on a Prospect by Prospect basis with the allocation for each Prospect beginning on the date a Prospect is funded per the terms of this Agreement with the allocation ceasing on the date a subsequent Prospect is funded per the terms of this Agreement.


                  (g) "Area of Interest" means the Railroad Commission of Texas Onshore Districts 1, 2, 3 and 4.

                  (h) "MGPX Acquisition Contributions" means payment made by MGPX into the Acquisition Account upon the request of Alcorn with MGPX's approval.

                  (i) "Prospect Sales Proceeds" means the cash consideration paid by a third party for the acquisition of a Prospect that was acquired with funds from the Acquisition Account.

                  (j) "Prospect Payout" means when Prospect Sales Proceeds equals the total of Prospect Acquisition Cost and Alcorn Overhead Cost allocated per this Agreement to the Prospect.

                  (k) "Prospect" means a specific geographic area within the Area of Interest believed by Alcorn to have the potential to produce oil and gas.

                  (l) "Payout Deficit" means when Prospect Sales Proceeds are less than the total of Prospect Acquisition Cost and Alcorn Overhead Cost allocated per this Agreement to the Prospect plus any unrecovered Prospect Acquisition Cost and Alcorn Overhead Cost from Prospects approved and funded prior to the date of approval and funding of the Prospect being sold.

                  (m)      "Effective Date" means September 1, 1999.

                  (n) "Alcorn Incentive" means the difference between Prospect Sales Proceeds and the sum of Prospect Payout plus any unrecovered Prospect Acquisition Cost and Alcorn Overhead Cost from Prospects approved and funded prior to the date of approval and funding of the Prospect being sold.

                  (o) "Promotional Interest" means any overriding royalty interest, casing point


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                           carried working interest, back in after payout
                           working interest, production payment or any other form of Leasehold Interest retained by Alcorn in the sale of a Prospect to a third party.


                  (p) "Payback Point" means the point when Alcorn has sold a Prospect to any party and the Prospect Sales Proceeds are equal to Prospect Payout plus any unrecovered Prospect Acquisition Cost and Alcorn Overhead Cost from Prospects approved and funded prior to the date of approval and funding of the Prospect being sold.

                                   ARTICLE II

                                     PURPOSE

         2.1 This Agreement is entered into for the purpose of generating Prospects within the Area of Interest; evaluating and acquiring Leasehold Interest within the Prospects, achieving Payback Point and causing the initial exploration of the Leasehold Interest acquired within Prospects to be conducted by third parties with third party capital; however, both MGPX and Alcorn shall have the right to purchase Prospects generated, approved and funded under this Agreement. The Parties will retain a Leasehold Interest in the results of such initial exploration and any additional development of the Prospects. Alcorn will for the benefit of the Parties use its best efforts to locate and designate Prospects, acquire Leasehold Interest within the Prospect area, achieve Payback Point and arrange for the initial exploration of the Leasehold Interests within a Prospect by third parties.

                                   ARTICLE III

                                      TERM

         3.1 This Agreement shall remain in force and effect from the Effective Date through August 31, 2002. It is agreed and understood that either Party to this Agreement may terminate this Agreement by giving one hundred and eighty (180) days written notice to the other Party. In such event, this Agreement shall expire one hundred eighty (180) days from receipt of said notice by the other Party.

                                   ARTICLE IV

                               ACQUISITION ACCOUNT

         4.1 MGPX will contribute such amounts as Alcorn may request to be used by Alcorn to cover Prospect Acquisition Costs; provided, however MGPX shall have no


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                  obligation to make such contribution over and above the
                  $3,000,000.00 Acquisition Commitment.

         4.2 Upon the execution of this Agreement, Alcorn shall establish an Acquisition Account with a bank that is a member of the Federal Deposit Insurance Corporation for purposes of receiving payments or making disbursements in accordance with this Agreement. MGPX shall have the authority to withdraw funds from such account in accordance with Section 4.5. All Prospect Acquisition Costs shall be paid with funds from the Acquisition Account.

         4.3 At any time after presentation of a Prospect to MGPX pursuant to Section 6.4, Alcorn may request MGPX deposit funds into the Acquisition Account in order for Alcorn to utilize those funds for Prospect Acquisition Costs related to such Prospect. Alcorn shall make such request in writing and MGPX shall, within five (5) days of receipt of such notice, approve or reject the request. If MGPX rejects the request the Prospect will no longer be subject to this Agreement. If Alcorn does not receive a reply within five (5) days it shall be deemed MGPX rejected the request and the Prospect will no longer be subject to this Agreement. If MGPX approves such request, MGPX shall deposit or transfer the requested funds into the Acquisition Account within three (3) banking days of such approval. If the funds are not deposited or transferred within three (3) banking days of approval it shall be deemed MGPX rejected the request and the Prospect will no longer be subject to this Agreement.

         4.4 In consideration for Alcorn generating and submitting Prospects to MGPX, MGPX agrees to fund the Acquisition Account with Alcorn Overhead Cost on a monthly basis during the term of this Agreement. MGPX will fund the Alcorn Overhead Cost on the Effective Date of this Agreement and monthly thereafter on or before the first of each month. In the event MGPX fails to fund the Alcorn Overhead Cost this Agreement shall terminate within thirty (30) days from receipt of written notice by MGPX of such failure to fund the Alcorn Overhead Cost; unless, MGPX remedies the default in payment of Alcorn Overhead Cost within the thirty (30) days written notice period.

         4.5 All funds in the Acquisition Account shall be held by Alcorn in trust for MGPX; save and except, Alcorn Overhead Cost and Alcorn Incentive. The funds in the Acquisition Account shall only be disbursed to satisfy Prospect Acquisition Cost in accordance with the terms of this Agreement, to return funds to MGPX, to pay Alcorn Overhead Cost or to disburse Alcorn Incentive.

         4.6 Upon termination of this Agreement for any reason, all funds deposited in the Acquisition Account and all interest accrued shall be returned to MGPX as of the date of such termination.


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                                    ARTICLE V

                   PROSPECT SALES AND INTEREST OF THE PARTIES

         5.1 As one of the purposes of this Agreement is to sell Leasehold Interest in Prospects to third parties under certain terms and conditions; Alcorn shall not sell, assign, transfer, trade or otherwise dispose of a Leasehold Interest unless MGPX has approved the general terms and conditions of the sale. If the Parties determine it is in the best interest of the Parties to accept an offer by a third party to participate in a Prospect generated by Alcorn, Alcorn may enter into an exploration agreement for the Prospect with the third party that reflects the approved terms of the trade.

         5.2 The Parties agree ownership of the Promotional Interest retained from the sale of a Prospect to a third party shall be as follows.

                                    Alcorn           -        50%
                                    MGPX             -        50%

         5.3 The Parties agree ownership of the Alcorn Incentive shall be as follows.

                                    Alcorn           -       100%
                                    MGPX             -         0%

         5.4 The Parties agree that in the event a Prospect sale to a third party occurs and Payback Point does not occur and there is a Payout Deficit the ownership of the Prospect Sales Proceeds shall be as follows.

                                    Alcorn           -         0%
                                    MGPX             -       100%

         5.5 The Parties agree that in the event MGPX purchases a Prospect or a portion thereof generated, approved and funded under this Agreement that is greater than a depth of 7,500 feet below the surface of the Earth, it will be considered that Payback Point has been reached proportionately and the amount of the Alcorn Incentive shall be $75,000.00 proportionately reduced. In the event Alcorn purchases a Prospect generated, approved and funded under this Agreement that is greater than a depth of 7,500 feet below the surface of the Earth, the cash consideration Alcorn shall pay for the Prospect shall be Payback Point proportionately reduced to the interest purchased.



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         5.6      In the event MGPX and/or Alcorn purchases a Prospect
                  generated, approved and funded under this Agreement that is greater than a depth of 7,500 feet below the surface of the Earth; the Parties will retain a Promotional Interest in the Prospect in the form of a two percent (2%) of 8/8ths overriding royalty interest for all leases with a net revenue interest greater than seventy-five percent (75%) or a one percent (1%) of 8/8ths overriding royalty interest for all leases with a net revenue interest less than or equal to seventy-five percent (75%) and a twenty five percent (25%) back in after payout working interest. Payout means the point in time when MGPX's and/or Alcorn's interest in cumulative revenues from production from the Prospect, after deducting applicable royalties, overriding royalties which are not solely the burden of MGPX and/or Alcorn, the Parties overriding royalty, shut-in payments, delay rentals, non-participating royalties and/or mineral interests and/or any other similar burdens attributable to MGPX's and/or Alcorn's interest, production taxes and other taxes (excluding income taxes), shall first equal the sum of (a) 100% of the costs and expenses incurred in drilling, testing, completing, equipping and operating the first two wells drilled on the Prospect, (b) the Alcorn Incentive (c) Prospect Acquisition Costs and (d) any unrecovered Prospect Acquisition Cost and Alcorn Overhead Cost from Prospects approved and funded prior to the date of approval and funding of the Prospect purchased by MGPX and/or Alcorn. The Promotional Interest will be owned as follows.

                                    Alcorn           -         50%
                                    MGPX             -         50%

         5.7 The Parties agree that in the event MGPX purchases a Prospect or any portion thereof generated, approved and funded under this Agreement that is less than a depth of 7,500 feet below the surface of the Earth, it will be considered that Prospect Payout has been reached proportionately reduced to the interest purchased and the amount of the Alcorn Incentive shall be $20,000.00 proportionately reduced to the interest purchased. In the event Alcorn purchases a Prospect generated, approved and funded under this Agreement that is less than a depth of 7,500 feet below the surface of the Earth, the cash consideration Alcorn shall pay for the Prospect shall be Prospect Payout proportionately reduced to the interest purchased.

         5.8 In the event MGPX and/or Alcorn purchases a Prospect generated, approved and funded under this Agreement that is less than a depth of 7,500 feet below the surface of the Earth; the Parties will retain a Promotional Interest in the Prospect in the form of a two percent (2%) of 8/8ths overriding royalty interest for all leases with a net revenue interest greater than seventy-five percent (75%) or a one percent (1%) of 8/8ths overriding royalty interest for all leases with a net revenue interest less than or equal to seventy-five percent (75%) and a twenty percent (20%) back in after payout working interest. Payout means the point in time


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                  when MGPX's and/or Alcorn's interest in cumulative revenues from production from the Prospect, after deducting applicable royalties, overriding royalties which are not solely the burden of MGPX and/or Alcorn, the Parties overriding royalty, shut-in payments, delay rentals, non-participating royalties and/or mineral interests and/or any other similar burdens attributable to MGPX's and/or Alcorn's interest, production taxes and other taxes (excluding income taxes), shall first equal the sum of (a) 100% of the costs and expenses incurred in drilling, testing, completing, equipping and operating the first well drilled on the Prospect, (b) the Alcorn Incentive and (c) Prospect Acquisition Costs. The Promotional Interest will be owned as follows.


                                    Alcorn           -         50%
                                    MGPX             -         50%



         5.9 In the event a third well is drilled on a Prospect purchased by MGPX and/or Alcorn generated, approved and funded under this Agreement that is greater than a depth of 7,500 feet below the surface of the Earth, the ownership of the twenty-five percent (25%) working interest shall be as follows.

                                    Alcorn           -        50%
                                    MGPX             -        50%

         5.10 In the event a second well is drilled on a Prospect purchased by MGPX and/or Alcorn generated, approved and funded under this Agreement that is less than a depth of 7,500 feet below the surface of the Earth, the ownership of the twenty percent (20%) working interest shall be as follows.

                                    Alcorn           -        50%
                                    MGPX             -        50%

                                   ARTICLE VI

                            DUTIES OF ALCORN AND MGPX

         6.1 Alcorn shall have and exercise the powers and be subject to the duties set forth for the joint benefit of the parties. Alcorn hereby agrees to have and exercise such powers and be subject to such duties and to provide the services and perform the functions assigned to it herein.



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         6.2      Alcorn shall provide the services of the following personnel:

                  (a) Geological personnel for the purposes of planning, geological studies and advice necessary in the preparation and evaluation of potential prospects within which to acquire Leasehold Interest; and

                  (b) Clerical personnel for the purpose of maintaining all records necessary in connection with the joint interests of the Parties.

         6.3 Alcorn shall perform the following duties and have the following responsibilities, subject to any specific limitations contained in this Agreement.

                  (a) Arrange for such geological, geophysical, engineering, land, and legal services as may be necessary to carry on the activities contemplated by this Agreement.

                  (b) Perform or cause to be performed geologic exploratory work to evaluate potential Prospects.

                  (c)      Negotiate for and acquire geophysical data.

                  (d)      Negotiate for and acquire Leasehold Interest.

                  (e)      Market Prospects to third parties.

                  (f) Negotiate and execute exploration agreements with third parties for the exploration of Prospects owned by the Parties.


                  (g) Maintain records and accounts as are customary in the oil and gas industry and as may be necessary to fulfill the requirements and obligations of the Parties.

                  (h) Meet and comply with requirements of any governmental or regulatory body.

                  (i) Any such other matters as may be necessary to carry out the terms of this Agreement.

         6.4 At such time as Alcorn has made a determination to pursue assembling a Prospect, Alcorn will designate the particular geographical area and assign the area a specific Prospect name. Alcorn will then present the Prospect to MGPX for approval and funding of the Prospect. Alcorn will provide MGPX with the following materials


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                  to aid MGPX in it's evaluation.

                  (a) A plat depicting the Prospect area or a description of the land within the Prospect,

                  (b)      An estimate of Prospect Acquisition Cost.

                  (c)      Information supporting the Prospect.

         6.5 In the acquisition of Leasehold Interest, Alcorn shall cause all title examination and curative performed in accordance with accepted industry standards.

         6.6 Alcorn shall timely notify MGPX of any annual delay rentals due on any Leasehold Interest. Upon approval and funding by MGPX, Alcorn shall pay such rentals from the Acquisition Account. In the event MGPX does not approve or fund the annual delay rentals, Alcorn shall have the option to pay such annual delay rentals. If Alcorn exercises its option to pay the rentals, Alcorn will become the sole owner of the Leasehold Interest and such Leasehold Interest will no longer be subject to this Agreement.

         6.7 Title to all Leasehold Interest acquired pursuant to this Agreement shall be held in the name of Nominee. All agreements with third parties made on behalf of the Parties shall be in the name of the Nominee. Alcorn and MGPX will be the beneficial owners in the respective percentages specified in
                  Article V hereof. Each Party shall have the right at any time to request and receive an appropriate assignment from the Nominee of such Party's respective interest in any Leasehold Interest. Nominee shall prepare, execute and record in a workmanlike manner the Leasehold Interest assignment requested by the Party. Any such assignments from the Nominee to the Parties shall be in proper form; shall contain a special warranty by, through and under Nominee and shall be made expressly subject to all agreements with third parties affecting the Leasehold Interest. Each Leasehold Interest assigned shall be subject to all existing burdens.

         6.8 Alcorn shall be responsible for the maintenance of all operational records, Leasehold Interest, land maps, geological maps, well data and seismic data.

         6.9 Alcorn shall conduct the activities contemplated by this Agreement in good faith and shall expend funds from the Acquisition Account in an orderly manner. Alcorn shall perform all of its duties hereunder in a good and workmanlike manner and in conformity with accepted industry practice. Alcorn shall have no liability of any kind, direct or contingent to MGPX for losses sustained or liabilities incurred hereunder, except, as may be the result of gross negligence, willful misconduct, or fraud. Alcorn agrees to indemnify and hold MGPX harmless from any liability


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                  arising out of or in connection with such gross negligence, willful misconduct or fraud by Alcorn or its officers, directors, employees or agents.

         6.10 On or before the 15th day of each month commencing October 15, 1999, Alcorn will furnish MGPX a general status report of all activities occurring during the previous month.

         6.11 For the term of this Agreement Alcorn and Nominee shall conduct all efforts in the Area of Interest exclusively for and on behalf of Alcorn and MGPX pursuant to this Agreement; save and except, Prospects MGPX failed to fund into the Acquisition Account. It is agreed and understood that MGPX has no such reciprocal exclusivity obligation to Alcorn.

                                   ARTICLE VII

                              COSTS AND ACCOUNTING

         7.1 Prospect Acquisition Costs made or incurred on behalf of the Parties under this Agreement, Alcorn Overhead Cost, return of funds to MGPX and Alcorn Incentive shall be paid out of the Acquisition Account by Alcorn.

         7.2 Alcorn shall supply MGPX, true, accurate and complete records reflecting all receipts and all costs and expenses incurred in connection with the activities performed per this Agreement. Alcorn will provide MGPX a copy of the check register of the Acquisition Account within five (5) days after the last day of each month along with copies of all invoices paid.

         7.3 MGPX shall provide Alcorn with a monthly statement reflecting all receipts and disbursements during such monthly period. The monthly statements will provide receipts and disbursements on a Prospect by Prospect basis. All accounting records relating to this Agreement shall be maintained in MGPX's offices in Houston, Texas, and such records shall be open to Alcorn or its representatives at all reasonable times during MGPX's normal business hours. Alcorn shall have the right to audit the books relating to this Agreement.

                                  ARTICLE VIII

                                   INCOME TAX

         8.1 Each Party shall be responsible for the preparation and filing of its own federal and state income tax returns. MGPX agrees to provide Alcorn any necessary financial information in order to assist Alcorn with respect to taxes.



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                                   ARTICLE IX

                                    REMEDIES

         9.1 The Parties shall be entitled to any remedy available at law or in equity for any breach of this Agreement.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 In connection with the transactions contemplated by this Agreement, Alcorn and Nominee represent and warrant that: (a) Alcorn and Nominee are corporations duly organized, existing, and in good standing under the laws of the State of Texas, with full power and authority to conduct their business as now conducted and to own and operate their properties and other assets; (b) Alcorn and Nominee have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder; and (c) this Agreement has been duly and validly executed and delivered by Alcorn and Nominee, and, assuming its due authorization, execution, and delivery by MGPX, constitutes the legal, valid, and binding obligation of Alcorn and Nominee, enforceable against Alcorn and Nominee in accordance with its terms, except as such enforcement my be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' right or by legal principles of general applicability governing the availability of equitable remedies.

         10.2 In connection with the transactions contemplated by this Agreement, MGPX represents and warrants that: (a) MGPX is a Nevada corporation authorized to do business in the State of Texas; (b) MGPX has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly and validly executed and delivered by Participant and, assuming its due authorization, execution, and delivery by Alcorn and Nominee, constitutes the legal, valid, and binding obligation of MGPX, enforceable against MGPX in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights or by legal principles of general applicability governing the availability of equitable remedies.

         10.3 The Parties do not intend to create, nor shall this Agreement be construed to create, a partnership, mining partnership, joint venture, or other relationship of mutual agency between the Parties, their relation with respect to this Agreement and all rights, interests, and obligations hereunder being solely one of co-owners or


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                  co-tenants. Nothing herein shall be construed as authorization of one Party hereto to act as general agent for the other
                  Party nor to permit either Party to act for or on behalf of the other Party outside the terms of the Agreement.

         10.4 Time is of the essence of each and every provision of this Agreement.

         10.5 The Parties hereto agree to execute, acknowledge, and deliver, as appropriate, such other and further instruments, documents, and assurances as the other of them may reasonably require to effectuate the purpose and intent of this Agreement.

         10.6 All notices, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (including, without limitation, by overnight courier), transmitted by facsimile, or mailed, certified or registered mail (return receipt requested) with postage prepaid to the applicable party as follows:

                           Alcorn Exploration, Inc.
                           2000 Post Oak Blvd., Suite 2410
                           Houston, Texas 77056
                           Attention: Mr. Richard B. Beard and
                                      Mr. George A. Alcorn, Jr.
                           Telecopier: (713) 622-8015
                           Telephone: (713) 622-3800

                           MGPX
                           3700 Buffalo Speedway, Suite 960
                           Houston, Texas 77038
                           Attention: Mr. Kenneth Peak
                           Telephone: (713) 960-1901
                           Telecopier: (713) 960-1065

                  or to such other persons or entities or addresses as the applicable Party shall furnish to the other Party in writing in accordance with this Section 10.6. Delivery of notices shall be effective only upon actual receipt by the intended recipient (or in the case of facsimile transmission, the completion of such transmission during the recipient's normal business hours).

         10.7 This Agreement, and the legal relations among the Parties hereto arising from this Agreement, shall be governed by and construed in accordance with the laws of the State of Texas.

         10.8 This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein; there are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein; and this Agreement supercedes all prior agreements and understandings among the Parties with respect to such subject matter.

         10.9 Neither this Agreement nor any other agreement between the Parties nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any Party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other agreements between the Parties have been reviewed by the Parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed accordingly to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

         10.10 The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.11 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 The Parties shall make no press release or other public announcement or public disclosure relating to this Agreement or the subject matter of this Agreement, except as necessary to meet legal or regulatory requirements, or as mutually approved.

         10.13 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by three
                  (3) arbitrators. Each Party shall appoint one arbitrator who shall be an impartial and independent person. If a Party fails to appoint an arbitrator within thirty (30) days from the date a Demand to Arbitrate was made under Rule 6, the AAA shall make the appointment of the arbitrator. The two (2) arbitrators thus appointed shall appoint the third arbitrator who shall be an impartial and independent person. If said two
                  (2) arbitrators fail to appoint the third arbitrator within sixty (60) days from the date a Demand to Arbitrate was made under Rule 6, the AAA shall make the appointment of the third arbitrator. Should any of the arbitrators appointed die, resign, refuse or become unable to act before a decision is given, the vacancy shall be filled by the method set forth in this clause for the original appointment. The arbitration shall be held in Houston, Texas. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates of the individual acknowledgments, below, but same shall be effective as of the Effective Date.

                                          ALCORN EXPLORATION, INC.



                                          By: /s/ GEORGE A. ALCORN
                                             --------------------------------
                                              George A. Alcorn, President


                                          ALCORN-TEXAS PROPERTIES, INC.


                                          By: /s/ GEORGE A. ALCORN
                                             --------------------------------
                                              George A. Alcorn, President

                                          MGPX VENTURES, INC.


                                          By: /s/ KENNETH PEAK
                                             --------------------------------
                                              Kenneth Peak, President




THE STATE OF TEXAS

COUNTY OF HARRIS

         This instrument was acknowledged before me on this 31st day of August, 1999, by George A. Alcorn, President of Alcorn Exploration, Inc. and Alcorn-Texas Properties, Inc., both Texas corporations, on behalf of the corporations.


                                                  /s/ RICHARD B. BEARD
                                                  -------------------------
                                                  Notary Public Signature

(PERSONALIZED SEAL)

THE STATE OF TEXAS

COUNTY OF HARRIS

         This instrument was acknowledged before me on this 31st day of August, 1999, by Kenneth Peak, President of MGPX VENTURES, INC., a Nevada corporation, on behalf of this company.


                                           /s/ RICHARD B. BEARD
                                           ---------------------------
                                           Notary Public Signature

(PERSONALIZED SEAL)